Filed Pursuant to Rule 424(b)(3)
                                         Registration No. 333-39334

              Prospectus Supplement No. 1, dated June 19, 2001,
                      to Prospectus dated August 1, 2000

                              [Logo of Rentech]

                                RENTECH, INC.

                              8,805,560 Shares

                               Common Stock


       This document supplements the information in our Prospectus relating to the selling shareholders and the number of shares they may offer under the prospectus. The following information represents a revision to the table called "Selling Shareholders" that appears on pages 16 and 17 of the Prospectus.

       We have issued additional shares of common stock directly to the following additional Selling Shareholders. These shares were sold by us directly in private placements to these purchasers at a price related to the prevailing market price at the time of our sales. No underwriters, broker/dealers, or agents received compensation for our sales.

                          ADDITIONAL SELLING SHAREHOLDERS

                          Number of                       Number of
                          Shares          Number of       Shares to Be
                          Beneficially    Shares That     Beneficially      % of Common
                          Owned As Of     May Be          Owned             Stock Owned
Shareholder               June 15, 2001   Offered         After Offering    After Offering
C. David Callaham         3,222,000       300,000         2,922,000         4.5%
Franklin St. Trust Co.
   Small Cap Fund         1,308,000       300,000         1,038,000         1.6%
G. Robert Green              62,500        12,500            50,000         *
Rex A. Johnson               85,000         5,000            80,000         *
Lo Family Ltd.
    Ptship/TG55646        1,473,850       325,000         1,148,850         1.8%
Gary E. Mintz               106,400        50,000            56,400         *
Dennis Orem                 110,000       110,000                 0         *
Jefferson G. Parker         479,810       132,500           347,310         *
SBL Fund, Series J        1,810,000       276,400         1,533,600         2.4%
Blair F. Scanlon, Jr.        16,500        15,000             1,500         *
Robert F. Schroepfer        430,935       100,000           330,935         *
Scott & Stephanie
     Schroepfer             161,665       100,000            61,665         *
Security Ultra Fund         662,300       109,300           553,000         *
Sisters of Mount St.
   Francis Charitable
   Trust                     64,300        64,300                 0         *
William H. Walker           588,590       100,000           488,590         *
---------------
*    Less than 1%

       The prospectus, together with this prospectus supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the shares of common stock. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus, as supplemented and amended."

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
  REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.














                    This prospectus supplement is dated June 19, 2001